EXHIBIT 16.1

SHERB & CO., LLP

New York, NY

May 29, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Why USA Financial Group, Inc. dated May 29, 2013, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K.

/s/ Sherb & Co., LLP